Exhibit 10.26

EXECUTIVE RETENTION AGREEMENT

          This Executive Retention Agreement (the "Agreement") is effective as of February 21, 2007 (the "Effective Date"), by and between Todd M. Fruchterman (the "Executive"), and Kinetic Concepts, Inc. ("KCI" or the "Company") (together the "Parties").

RECITALS

                  WHEREAS, the Executive is presently employed by the Company as Sr. V.P. Research & Development and has significant strategic and management responsibilities necessary to the continued successful operation of the Company’s business;

                  WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive;

                  WHEREAS, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment under the circumstances described herein that provide the Executive with the financial incentive and encouragement necessary to remain with the Company on a long-term basis.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

          1.     Term of Agreement.  The Company and the Executive agree that this Agreement will be in effect from the Effective Date until the termination of the Executive's employment with the Company as set forth in Section 2 herein.

          2.     At-Will Employment.  While this Agreement is in effect, the Executive's employment with the Company shall continue to be at-will and, as such, may be terminated by the Executive or the Company at any time, for any reason and with or without advance notice, subject to the Company's severance obligations set forth herein.

          3.     Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

                  (a)     Change in Control.  A Change in Control means the first to occur of any one of the following events: (i) consummation of any sale, lease, exchange, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (together with the assets of the Company's direct and indirect subsidiaries) to any Person or group of related Persons, as that term is used in Section 13(d) of the Exchange Act (a "Group"), together with any affiliates thereof; or (ii) any Person or Group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company; or (iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

                  (b)     Qualifying Termination.  A "Qualifying Termination" shall mean the Executive's (i) termination of employment by the Company without "Cause;" or (ii) the Executive's resignation from employment for "Good Reason."

                  (c)     Cause.  "Cause" shall mean conduct involving one or more of the following:  (i) the substantial and continuing failure of the Executive to render services to the Company or any subsidiary or affiliate in accordance with the Executive’s obligations and position with the Company, subsidiary or affiliate; provided that the Company or any subsidiary or affiliate provides the Executive with adequate notice of such failure and, if such failure is capable of cure, the Executive fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the Executive's indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between the Executive and the Company or any subsidiary or affiliate on the other hand or a material breach of any Company policy.

                  (d)     Good Reason.  "Good Reason" shall mean one or more of the following:  (i) the material reduction of Executive’s duties and/or responsibilities, which is not cured within 30 days after the Executive provides written notice to the Company; provided, however, it shall not be considered Good Reason if, upon or following a Change in Control, the Executive's duties and responsibilities remain the same as those prior to the Change in Control but the Executive's title and/or reporting relationship is changed; (ii) the material reduction of Executive's base salary, other than across-the-board decreases in base salary applicable to all executive officers of the Company; or (iii) the relocation of the Executive to a business location in excess of fifty (50) miles from the Company’s headquarters in San Antonio.

                  (e)     Disability.  For purposes of this Agreement, "Disability" shall mean that the Executive is unable, with or without reasonable accommodation, to perform one or more essential functions of his or her position as an employee of the Company as the result of his or her incapacity due to physical or mental impairment for more than 90 days (not necessarily consecutive) in any 180-day period.

          4.     Severance Benefits Upon a Qualifying Termination.

                  (a)     Qualifying Termination in Connection with a Change in Control.  If the Executive experiences a Qualifying Termination upon or within 24 months following a Change of Control, then the Executive shall be entitled to receive the following severance benefits, which shall be in addition to any salary earned and vacation accrued up to and including the date of termination, as determined by the Company: (i) a severance payment in the amount of two times  the sum of the Executive's annual base salary plus annual target bonus, payable as a lump sum payment within five business days of the date the Executive executes and returns a full waiver and release of all claims in a form provided by the Company; and (ii) if the Executive timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for up to 18 months following the date of termination.

                  (b)     Qualifying Termination not in Connection with a Change in Control.  If the Executive experiences a Qualifying Termination that is not in connection with a Change of Control as described in Section 4(a) herein, then the Executive shall be entitled to receive the following severance benefits, which shall be in addition to any salary earned and vacation accrued up to and including the date of termination, as determined by the Company: (i) a severance payment in the amount of the Executive's annual base salary plus annual target bonus, payable as a lump sum payment within five business days of the date the Executive executes and returns a full waiver and release of all claims in a form provided by the Company; and (ii) if the Executive timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for up to 12 months following the date of termination.

          5.     Termination of Executive's Employment Other than a Qualifying Termination

                  (a)     Termination on Account of Executive's Disability or Death.  If the Company terminates the Executive’s employment as a result of the Executive’s Disability or due to the death of the Executive, then the Executive shall not be entitled to receive any severance benefits and shall only be entitled to receive any salary earned and vacation accrued up to and including the date of termination; provided, however, that this provision shall not have any effect upon any rights the Executive or his estate may have under the terms of any Company short or long-term disability policy or life insurance policy.

                  (b)     Termination for Cause or Resignation without Good Reason.  If the Executive is terminated for Cause or resigns from employment without Good Reason, then the Executive shall not be entitled to receive any severance benefits and shall only be entitled to receive any salary earned and vacation accrued up to and including the date of termination

          6.     Conditions to Severance Benefits.

                  (a)     No severance benefits shall be made under Sections 4(a) and (b) unless and until the Executive shall, in consideration of such benefits, execute a full waiver and release of all claims in a form provided by the Company.

                  (b)      The Executive acknowledges and agrees that he or she is not entitled to any severance or change in control benefits provided under the terms of the 1997 KCI Severance Pay Plan or any similar agreement, plan or arrangement, other than the Company's stock option plans.

                  (c)     All payment of severance benefits under this Agreement shall comply with section 409A of the Internal Revenue Code.

          7.     Successors.

                  (a)     Company’s Successors.  Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term "Company" shall include any successor (or parent thereof) to the Company’s business and/or assets.

                  (b)     Executive’s Successors.  All rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Executive shall have no right to assign any of his obligations or duties under this Amended Agreement to any other person or entity.

          8.     Notice.

                  (a)     General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

                  (b)     Notice of Termination.  Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by a written notice of termination to the other party hereto.  Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

          9.     Arbitration.  All disputes relating to or arising out of this Agreement or otherwise in connection with the Executive's employment with, or termination from, the Company, shall be settled by binding arbitration in accordance with the Company's standard arbitration policy and procedures.

         10.    Miscellaneous Provisions.

                  (a)     Waiver.  No provision of this Agreement shall be amended, modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (b)     Choice of Law.  The validity, interpretation, construction and performance of this Amended Agreement shall be governed by the laws of the State of Texas.

                  (c)     Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (d)     Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes and other authorized deductions.

                  (e)     No Representations.  Each party acknowledges that it is not relying and has not relied on any promise, representation or statement made by or on behalf of the other party that is not set forth in this Amended Agreement.

                  (f)     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  (g)     Prior Agreements.  Except as specifically set forth on Exhibit A hereto, this Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Agreement.

[Signatures to Follow on Next Page]

                  IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY	KINETIC CONCEPTS, INC. By: /s/ Catherine M. Burzik Catherine M. Burzik, President and Chief Executive Officer
EXECUTIVE	/s/ Todd M. Fruchterman Todd. M. Fruchterman Address: To the address as last set forth in the Company's employment records SSN: On File